EXHIBIT 99.1


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
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              Computation of Ratio of Earnings to Fixed Charges and
              -----------------------------------------------------
                            Preferred Stock Dividends
                            -------------------------

                       Twelve Months Ended March 31, 1998
                       ----------------------------------
                                   (Unaudited)

                             (Dollars in Thousands)


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
PRE-TAX PREFERRED STOCK DIVIDENDS:

  Preferred Dividends                                                 $   1,332
  Effective Income Tax Rate                                              0.3683
  Complement of Effective Income Tax Rate (1 - Tax Rate)                 0.6317

  Pre-Tax Preferred Dividends                                         $   2,109
                                                                      =========

FIXED CHARGES:

  Interest Expense                                                    $  34,787
  Amortization of Debt Premium, Discount and Expense                        330
  Interest Component of Rentals                                              10
                                                                      ---------
        Total Fixed Charges                                              35,127
  Pre-tax Preferred Dividends                                             2,109
                                                                      ---------
        Total                                                         $  37,236
                                                                      =========

EARNINGS:

Net Income                                                            $  77,304
    Add:
    Income Taxes Applicable to Operating Income                          45,162
    Income Taxes Applicable to Other Income - Net                           (89)
    Total Fixed Charges                                                  35,127
                                                                      ---------

Total Earnings                                                        $ 157,504
                                                                      =========

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends            4.2
                                                                      =========
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